Boise Inc. 1111 West Jefferson Street, Ste 200 PO Box 990050 Boise, ID 83799-0050 T 208 384 7000 F 208 384 7945	Exhibit 99.1

News Release	For Immediate Release: October 16, 2009

Media Contact	Investor Relations Contact
Virginia Aulin – 208 384 7837	Jason Bowman – 208 384 7456

Boise Inc. announces proposed $300 million debt offering

BOISE, Idaho – Boise Inc. (NYSE: BZ), a leading manufacturer of packaging products and papers, announced today that Boise Paper Holdings, L.L.C. (“Boise Paper Holdings”) and Boise Finance Company, wholly owned subsidiaries of Boise Inc. (“Boise”), are proposing to jointly issue $300 million aggregate principal amount of senior unsecured notes due 2017 (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

Boise intends to use the net proceeds from this offering to retire a portion of the existing term loan indebtedness under Boise Paper Holdings’ senior secured credit facilities, repurchase Boise’s unsecured subordinated promissory notes, and pay related fees and expenses.

The Notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and, outside the United States, only to non-U.S. investors pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and does not constitute an offer, solicitation, or sale in any jurisdiction in which such offering, solicitation, or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, without limitation, statements concerning this proposed debt offering and any statement that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve risks and uncertainties, including but not limited to economic, competitive, and technological factors outside Boise’s control that may cause

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Boise’s business, strategy, or actual results to differ materially from the forward-looking statements. For information about the risks and uncertainties associated with Boise’s business, please refer to Boise’s filings with the Securities and Exchange Commission. Boise does not intend, and undertakes no obligation, to update any forward-looking statements.